Exhibit 99.1

FOR IMMEDIATE RELEASE February 3, 2010

Investor Contact: Martie Edmunds Zakas

Sr.Vice President - Strategy, Corporate Development & Communications

770-206-4237

mzakas@muellerwp.com

Media Contact: John Pensec

Director - Corporate Communications & Public Affairs

770-206-4240

jpensec@muellerwp.com

MUELLER WATER PRODUCTS TO CLOSE

U.S. PIPE MANUFACTURING PLANT IN NORTH BIRMINGHAM

(ATLANTA) — Mueller Water Products, Inc. (NYSE: MWA) today announced that U.S. Pipe and Foundry Company LLC (U.S. Pipe) will close its ductile iron pipe manufacturing plant in North Birmingham, Alabama by March 31, 2010, eliminating approximately 260 positions.

Production from the North Birmingham plant will be managed using existing capacity at U.S. Pipe’s Bessemer, Alabama and Union City, California facilities.

Over the past three years, U.S. Pipe has focused on streamlining and upgrading its operations to improve safety and quality, and reduce costs. Most significantly, the Company invested in a new automated ductile iron pipe manufacturing process that increases quality and output while substantially reducing costs. A facility for this new manufacturing technology was built adjacent to its Bessemer, Alabama facility.

U.S. Pipe is the first ductile iron pipe manufacturer in the United States to employ these state-of-the-art machinery and transport systems which capitalize on continuous flow and computer-aided processes. The automated process has been in successful use since September 2008.

These steps have helped increase U.S. Pipe’s productivity. However, given the downturn in the overall economy and especially our end markets, we believe further action is needed to address excess capacity in our plants.

“The performance of our automated manufacturing process has exceeded our expectations for quality, efficiency and overall productivity. We believe it is the most efficient ductile iron pipe manufacturing process in the United States, and it produces exceptional quality pipe,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products. “As a result, we are able to consolidate production, eliminate fixed costs and improve productivity by leveraging the investment we made in upgrading our manufacturing technology which commenced operations 16 months ago. With the growing awareness of the need to repair or replace the country’s aging water infrastructure and a residential construction recovery, we believe that we will see increased demand for ductile iron pipe over the longer term. We have sufficient capacity to meet any foreseeable increases in demand and can readily accommodate future increased capacity by expanding use of our manufacturing technology.”

In connection with this action, the Company expects to record a restructuring charge of approximately $15 million, most of which will be taken in the second quarter of fiscal 2010, ending March 31, 2010. This charge is comprised of approximately $6 million of asset write-offs and $9 million of cash costs, including severance and other costs associated with the closing. Incremental cash operating expenses associated with the restructuring of approximately $2 million are expected to be incurred primarily during the second half of fiscal 2010. Savings on an annualized basis are projected to be in the range of $20 million to $25 million, with net savings of approximately $6 million to $8 million expected to be realized in fiscal 2010, including the estimated $2 million incremental cash operating expenses.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods of Mueller Water Products to differ materially from forecasted results. Those risks include, among others, changes in customer orders and demand for our products; changes in raw material, labor, equipment and transportation costs; pricing actions by the Company and its competitors; changes in law; the ability to attract and retain management and employees; the inability to successfully execute management strategies with respect to cost reductions, production increases or decreases, inventory control, and the integration of acquired businesses; and general changes in economic and financial conditions, residential and non-residential construction, and municipal spending. Risks associated with forward-looking statements are more fully described in our filings with the Securities and Exchange Commission. Mueller Water Products assumes no duty to update its forward-looking statements as of any future date.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, fire hydrants, ductile iron pipe and pipe fittings, which are used by municipalities, as well as the residential and non-residential construction, oil & gas, HVAC and fire protection industries. With latest 12 months net sales through December 31, 2009 of $1.4 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 5,100 people. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, Inc., please visit the Company’s Web site at www.muellerwaterproducts.com.

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